CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Commonwealth International Series Trust and to the use of our report dated December 21, 2021 on the financial statements and financial highlights of Africa Fund, Commonwealth Australia/New Zealand Fund, Commonwealth Global Fund, Commonwealth Japan Fund, and Commonwealth Real Estate Securities Fund, each a series of shares of beneficial interest in Commonwealth International Series Trust. Such financial statements and financial highlights appear in the October 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 25, 2022